UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2019

Oncolix, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-192405	46-3046340
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14405 Walters Road, Suite 780 Houston, TX	77014
(address of principal executive offices)	(zip code)

281-402-3167
(registrant’s telephone number, including area code)

___________________________________________
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 23, 2019, Oncolix, Inc. (the Company) was notified by the OTCMarkets that its shares of common stock had a closing bid on OTCQB for 30 consecutive calendar days of less than $0.01, which violate the listing requirements for OTCMarkets. The closing bid of the Company’s common stock must be at or above $0.01 for 10 consecutive trading days prior to April 23, 2019, or the Company’s common stock will be delisted. Also, in the event that the closing bid at any time falls below $0.001, the common stock will be immediately delisted. In the event that the Company’s common stock is delisted from OTCQB, the Company expects its common stock to trade on the OTCPink.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in Item 8.01 is incorporated herein by reference.

The issuances of these securities did not involve the payment of any sales commissions and were exempt pursuant to Section 4(a)(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Ofﬁcers; Election of Directors; Appointment of Certain Ofﬁcers; Compensatory Arrangements of Certain Ofﬁcers.

On January 11, 2019, Donald Payne resigned his position as Secretary of the Company and provided written notice of his intention to terminate his part-time employment in 35 days. Mr. Payne has served as a part-time employee for several years, and committed approximately 10% of his time to the Company’s activities in late 2018. Mr. Payne also served as the principal accounting officer of the Company from April 2017 to January 2019.

Item 8.01 Other Events.

In December 2018, the Company engaged a consultant to assist it in analyzing financing alternatives for the Company. The Company has agreed to compensate the consultant through the issuance of shares of Company common stock equal to up to 8% of fully diluted shares, subject to anti-dilution adjustments. As of December 17, 2018, such shares totaled approximately 62,000,000 shares, which shall vest and be issued as follows: (i) 15,500,000 shares have vested; (ii) 15,500,000 shares shall vest and be issued on the 4th month anniversary date of this agreement; (iii) 15,500,000 shares shall vest and be issued on the 8th month anniversary date of this Agreement; and (iv) 15,500,000 shares shall vest and be issued on the 12th month anniversary date of this agreement. The shares issued hereunder shall have anti-dilution protection until the earlier of (i) December 2018 and (ii) $3 million of debt or equity financing obtained by the Company after the date of this agreement. This consulting arrangement is terminable by either party upon 30 days’ written notice.

The estimated shares issuable under the agreement are based on an estimated 774 million fully diluted shares outstanding as of December 17, 2018, comprised of 114,227,936 shares of common stock, 63,038,284 shares of Series A Preferred Stock (convertible into approximately 143,000,000 shares of common stock), and warrants and convertible notes for the remainder. As previously disclosed, the Company’s convertible notes are currently due and the conversion rate of such debt fluctuates at a discount to the market price. As a result, as conversions of such notes occur, substantial additional dilution may occur if the conversion rate is based on common stock prices below $0.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncolix, Inc.

Dated: January 28, 2019	/s/ Michael T. Redman
Michael T. Redman
Chief Executive Officer

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